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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Santa Fe Pacific Corporaton
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               (Name of Registrant as Specified In Its Charter)

                          Santa Fe Pacific Corporaton
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box): (/1/)

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4) Date Filed:

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

                                AN OPEN LETTER
                         TO ALL SANTA FE SHAREHOLDERS:

                               [SFP LETTERHEAD]

                                                                February 3, 1995

Dear Shareholder:

As you know, we are quickly approaching our Special Meeting of Shareholders to be held on Tuesday, February 7, 1995 at which time the merger agreement between Santa Fe Pacific and Burlington Northern will be voted upon. Your Board of Directors unanimously recommends that all shareholders vote FOR the merger.

. EXCHANGE RATIO: In the merger, holders of SFP common stock will receive
0.40 shares of BNI common stock for each of their SFP shares. This exchange ratio could increase under certain circumstances described below.

. SFP REPURCHASE PROGRAM: SFP is permitted, subject to a number of conditions, to repurchase up to 10,000,000 shares of SFP common stock between the closing of the tender offer and the consummation of the merger. No repurchases are required and there can be no assurance that any repurchases can be made given the limitations imposed by SFP's agreements. The effect of any such repurchases would be to increase the exchange ratio up to a maximum of 0.4347. If SFP repurchases fewer than 10,000,000 shares, the exchange ratio would be between
0.40 and 0.4347, depending on the number of shares repurchased and the number of outstanding options exercised. Because it is possible that SFP may make no repurchases, SFP shareholders should consider that the exchange ratio could be
0.40 in deciding how to vote.

. LIMITATIONS ON REPURCHASES: Subject to the limitations set forth in the merger agreement and SFP's credit agreement, repurchases, including the amount and timing of any such repurchases, will be in the sole discretion of SFP. Accordingly, although SFP anticipates, as of this time, that at least $50 million for repurchases would be available under the terms of the merger agreement and SFP's credit agreement in 1995, there can be no assurance that SFP will make any repurchases, whether or not they would be permitted under the terms of such agreements. To have the $50 million available for repurchases, SFP would have to comply with the capital expenditure and total debt provisions of its merger agreement with BNI.

. EFFECT ON EXCHANGE RATIO: SFP hopes to make repurchases and believes that it is likely that it will do so, but no decision to do so has been made at the present time. If Santa Fe used $30 million (the amount SFP is permitted to use prior to April 1, 1995 under its agreements without regard to performance requirements or other limitations) to make repurchases, it would be able to repurchase approximately 1.7 million shares of its common stock, based on the closing market price on January 31, 1995, and the exchange ratio (assuming no exercise of options) would be approximately 0.4055. If SFP used $50 million (the minimum amount it anticipates will be available under its agreements in 1995), it would be able to repurchase approximately 2.8 million shares of its common stock, based on the closing market price on January 31, 1995, and the exchange ratio (assuming no exercise of options) would be approximately 0.4092.

. REDUCTION IN ICC SCHEDULE: The ICC recently requested comments on its proposed 180-day schedule for the review of railroad mergers and specifically asked for comments on whether the new schedule should apply to the BNI-SFP merger. BNI and SFP have asked the ICC to apply the proposed new schedule to their merger. The ICC has the matter under consideration, and it has not yet rendered a decision. A shortening of the schedule for regulatory approval of the merger to the 180-day level recently proposed by the ICC would substantially reduce SFP's ability to make repurchases because SFP would have more opportunities to exceed the appropriate quarterly tests under its agreements (including the credit agreement) over a longer period of time.

. VOTE TODAY: Since the time remaining before Tuesday's Special Meeting is very short, shareholders are urged to return their proxies as soon as possible so that their shares will be represented and voted at the meeting. In order to facilitate the ability of all shareholders to vote, or to change any prior vote, we are providing shareholders with the opportunity to vote their proxy by telephone or facsimile.

Where possible, Shareholders will receive by mail instructions for voting by telephone. Shareholders also may vote by facsimile. Please FAX both sides of your signed and dated white proxy card (with the blue stripe) to either of our proxy solicitors, D.F. King & Co., Inc. at (212) 809-8839 or MacKenzie Partners, Inc. at (212) 929-0308. If you have any questions or need assistance in voting, please call either D.F. King & Co., Inc. at (800) 697-6974 or MacKenzie Partners, Inc. at (800) 322-2885.

Shareholders are urged to read the Supplemental Joint Proxy Materials dated January 25, 1995 in their entirety, particularly the discussions regarding the limitations on SFP's ability to repurchase shares.

Thank you for your continued support and patience during this process.

Sincerely,

ROBERT D. KREBS
Chairman, President and Chief Executive Officer


Please make sure your latest dated proxy is a WHITE card with a BLUE STRIPE voting FOR the Burlington Northern-Santa Fe merger. A failure to vote will have the same effect as a vote against the merger. If you have any questions or need assistance voting your Santa Fe shares, please call either of our proxy solicitors:

D.F. King & Co., Inc. at 1-800-679-6974 (toll free) or MacKenzie Partners, Inc. at 1-800-322-2885 (toll free).